Exhibit 99.1

STRATEX OIL & GAS HOLDINGS. INC. AMENDS EAGLE FORD SHALE JOINT DEVELOPMENT AGREEMENT

HOUSTON, TX- (Marketwired)- JANUARY 27, 2014- Stratex Oil & Gas Holdings, Inc. ("Stratex" or "the Company") announced today that it had amended its Joint Development Agreement ("JDA") previously entered into on December 3, 2013 with Eagleford Energy, Inc., an Ontario, Canada corporation (“Eagleford”), and its wholly-owned subsidiary, Eagleford Energy, Zavala Inc., a Nevada corporation (“Eagleford Zavala”).  On January 24, 2014, the Company, Eagleford and Eagleford Zavala entered into an amendment to the original Agreement (the “First Amendment”), pursuant to which Eagleford Zavala, in exchange for certain commitments made by Stratex, accelerated the grant to Stratex certain undivided interests in its oil and gas lease dated September 1, 2013 covering approximately 2,629 acres in Zavala County, Texas (the “Lease”).

Under the terms of the Lease, the Primary Term is currently set to expire on February 28, 2014, but may be extended until March 31, 2014, provided that Eagleford Zavala (the lessee) delivers written notice to the lessors and makes a payment of $30,000 on or prior to February 23, 2014.  The Lease also requires that, prior to the expiration of the Primary Term, Stratex shall perform either (i) the hydraulic fracturing (the “frac”) of the Matthews #1H well or (ii) the spudding of a new well with a targeted depth in a formation capable of producing hydrocarbons. As a result of this requirement, Stratex has committed to perform either the frac of the Matthews #1H or the spudding of a new well on or prior to March 31, 2014.  Upon doing so, the Lease will continue thereafter to be held in full force and effect.  In return for this commitment, Eagleford Zavala assigned to the Company, an immediate 50% undivided working interest in, and the exclusive right to operate and develop, the entire 2,629 acres covered by the Lease.  In the event the frac of the Matthews #1H or the spudding of a new well is not performed by the dates set forth above, then the Lease and the Company's working interest therein, will be null and void. Subsequent to the execution of the First Amendment, Stratex contracted Baker Hughes, Inc. to commence the frac and subsequent completion of the Matthews #1H on February 16, 2014.

As previously highlighted in our press release dated December 10, 2013, the Matthews #1H was originally drilled to a total measured vertical depth ("TVD") of 8,500 feet, of which more than 5,100 feet was vertical depth into the Buda formation, which sits directly below the Eagle Ford Shale. The well was then whipstocked at the top of the Austin Chalk, directly above the Eagle Ford Shale, and drilled with an 800 foot curve into the Eagle Ford Shale. Subsequently, a 3,300 foot lateral through the Eagle Ford was drilled in order to more efficiently exploit the reservoir. A Baker Hughes shot point sleeve was then installed to protect the wellbore and accommodate a multi-stage frac.

The Matthews #1H was extensively logged, and 36 sidewall cores were taken from 4 formations, including (in descending order) the San Miguel, Austin Chalk, Eagle Ford Shale, and Buda. The logs were subsequently interpreted by Weatherford International, Ltd., and the sidewall cores were analyzed by Core Laboratories and Weatherford.

Ryder Scott Company, LP utilized the information, as well as other data, to prepare an evaluation of the recoverable contingent resources associated with the discovered petroleum initially in place in the Eagle Ford Shale. According to the Ryder Scott report, "Contingent Resources" on the Lease (on an 8/8s basis) range between $72.4 million (based upon 3.7 million recoverable barrels of oil) and $199.4 million (12.4 million recoverable barrels of oil). Ryder Scott's "Best Estimate" totals $122.6 million (6.9 million recoverable barrels of oil).

The Lease is also highly prospective for other locally prolific zones, including the Austin Chalk and Buda, as well as the San Miguel (heavy oil). Local operators in the Eagle Ford Shale are successfully exploiting oil in place utilizing horizontal drilling and multi-stage hydraulic fracs on 60 to 80 acre spacing units. On this basis, up to 42 horizontal drilling locations in the Eagle Ford formation alone, 14 horizontal locations for the Austin Chalk, and 32 horizontal locations for the Buda have also been mapped, with additional locations possible. In addition, there is significant heavy oil in place in the San Miguel formation. Stratex is considering various enhanced recovery methodologies, which could include waterflood or steam injection.

Stratex also announced the opening of a corporate office located at Two Allen Center (1200 Smith Street), Houston, Texas 77002, in order to more efficiently direct and administer its current operations in south and central Texas.

Stephen Funk, Chairman and CEO, stated, "We are quite pleased to commence operations on our highly prolific lease in Zavala County, Texas, beginning with the upcoming frac and completion of the Matthews #1H well. The Company expects it will then be in a solid position to aggressively continue to exploit all known productive horizons on our property, as highlighted by the Ryder Scott report. In the future, we will also consider drilling deeper pools, which management feels could add meaningful value for our stakeholders. Stratex continues to review opportunistic acquisitions, which could add considerable incremental value to the Company's shares."

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About Stratex Oil & Gas Holdings, Inc.

Stratex is an independent energy company focused on the exploration, acquisition, and production of crude oil in the Bakken and Three Forks formations in North Dakota and Montana. Its oil and natural gas operations are primarily concentrated in two Rocky Mountain basins, the Williston Basin of North Dakota and Montana. Stratex’s corporate strategy is to internally identify prospects, acquire lands encompassing those prospects, and evaluate those prospects using subsurface geology and geophysical data.  Using this strategy, Stratex has developed an oil portfolio of proven reserves, as well as development opportunities on high potential oil prospects.

Stratex’s core operating areas are the Williston Basin in North Dakota and Montana, and the Denver-Julesburg Basin in Colorado.  In the Williston Basin, Stratex focuses on oil production from multiple zones including the Bakken Shale and Three Forks Sanish Formations. In the Denver-Julesberg Basin Stratex focuses on the Niobrara and Codell Formations.

Stratex engages geologists, petroleum engineers, and geophysicists with years of relevant industry experience in the basins where the Company operates.  Stratex strives to retain operations on its lands wherever possible in order to control the timing of the development of its leasehold. For more information visit: http://www.stratexoil.com

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" "project" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward- looking statements may not occur. Factors that could cause or contribute to such differences include the ability of Stratex Oil & Gas to attract customers for its services, and to continue developing its oil & gas assets.  Further information on Stratex's risk factors is contained in its filings with the Securities and Exchange Commission, including the Form 8-K filed in connection with the Merger. Stratex Oil & Gas does not undertake any duty nor does it intend to update the results of these forward-looking statements.

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